Exhibit 3.1(c)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BLACKBURN ENERGY ACQUISITION CORP.

Blackburn Energy Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on June 13, 2016, as amended by that Certificate of Amendment filed on March 22, 2017 (collectively the “Certificate of Incorporation”).

2.	Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST. The name of this corporation is Osprey Energy Acquisition Corp. (the “Corporation”).”

3.	This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name and on its behalf as of the 11th day of April, 2017.

By:	/s/ Jeffrey Brotman
Name:	Jeffrey Brotman
Title:	Chief Financial Officer, Chief Legal Officer and Secretary